EXHIBIT 10.4
Thermon Group Holdings, Inc.
2011 Long-Term Incentive Plan

Stock Option Agreement
Thermon Group Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Thermon Group Holdings, Inc. 2011 Long-Term Incentive Plan (the “Plan”), an option to purchase from the Company the number and class of shares of stock set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. For purposes of this Agreement, “Company Group” shall mean the Company and any Subsidiary thereof, collectively and individually. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided below and returning such execution copy to the Company, electronically accepting this Agreement within the Company’s stock plan administration system according to the procedures then in effect or otherwise accepting this Agreement as may be directed by the Company.
2. Time and Manner of Exercise of Option.
2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).
2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The Option shall be vested and exercisable following a termination of Optionee’s employment according to the following terms and conditions:
(a) Termination as a Result of Optionee’s Death or Disability. If Optionee’s employment with the Company Group terminates by reason of Optionee’s death or Disability, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date.
(b) Termination by the Company Group Other than for Cause, Death or Disability. If Optionee’s employment with the Company Group is terminated by the Company Group for any reason other than for Cause, death or Disability, the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date.
(c) Termination by Company Group for Cause or by Optionee. If Optionee’s employment with the Company Group terminates by reason of (i) the Company Group’s termination of Optionee’s employment for Cause or (ii) Optionee’s resignation from employment for any reason, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

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(d) Disability. For purpose of this Option, “Disability” shall mean the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(e) Cause. For purposes of this Option, “Cause” shall have the meaning set forth in the employment agreement, if any, between the Optionee and the Company Group or any severance plan applicable to Optionee, provided that if Optionee is not a party to an employment agreement that contains such definition or subject to a severance plan, then “Cause” shall mean any of the following, as reasonably determined, in good faith, by the Board: (i) the prosecution via information or indictment, or, if Optionee has waived any requirement of prosecution by indictment, the charge, of Optionee for a felony; (ii) the theft, conversion, embezzlement or misappropriation by Optionee of funds or other assets of the Company Group or any other act of fraud or dishonesty with respect to the Company Group (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) the intentional, grossly negligent or unlawful misconduct by Optionee, but only to the extent that such actions or inactions (a) actually cause material and significant harm to the Company Group; and (b) were engaged in by the Optionee with knowledge that they would cause material and significant harm to the Company Group; (iv) the violation by Optionee of any law regarding employment discrimination or sexual harassment; (v) the failure by Optionee to comply with any material policy generally applicable to Company Group employees, which failure is not cured in all material respects within 30 days after notice to Optionee; (vi) the repeated failure by Optionee to follow the reasonable directives of any supervisor or the Board, which failure is not cured in all material respects within 30 days after notice to Optionee; (vii) the unauthorized dissemination by Optionee of confidential information in violation of any agreement between the Company Group and Optionee; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Optionee (including Optionee’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Optionee when applying for employment with the Company Group; (ix) the Company Group’s discovery that, prior to Optionee’s employment with the Company Group, Optionee engaged in conduct of the type described in clauses (i) through (iv) above (it being understood that, in the case of clause (iii) above, such harm having impacted Optionee’s prior employer or the Company Group); or (x) any other material breach by Optionee of this Agreement that is not cured within 30 days after notice to Optionee.
2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 4.3, have been paid.

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2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.
3. Restrictive Covenants.
3.1. Confidential Information. The Company Group’s employment of Optionee has resulted and will result in Optionee’s exposure and access to confidential and proprietary information, including the Company Group’s formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company Group’s owners, directors, officers, and employees which Optionee did not have access to prior to his or her employment with the Company Group and which information is of great value to the Company Group, their owners, directors, officers, and employees. Optionee shall not, other than on the Company Group’s behalf, at any time during Optionee’s employment with the Company Group and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including, but not limited to, any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company Group’s behalf, unless authorized to do so in writing by the Chairman of the Board, required by law or court order, or such information has become publicly available other than by reason of a breach by Optionee of this Section 3.1 or of another individual’s or entity’s violation of an obligation not to disclose such information, which obligation is known to Optionee. Should Optionee be required by law or court order to disclose such confidential or proprietary information, Optionee shall give the Chairman of the Board reasonable notice so as to allow the Company Group sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company Group, regardless of when such information is or was disclosed to Optionee.
3.2. Non-Competition; Non-Solicitation. During Optionee’s employment with the Company Group and for a period of two (2) years thereafter Optionee shall not, directly or indirectly, other than on the Company Group’s behalf:
(i) Engage in any capacity in the Business in the continental United States or in any other geographic area where the Company Group manufactures, markets, distributes or sells its products or renders services within the twenty-four (24) month period ending on the last day on which Optionee is in the employment of the Company Group or otherwise actively involved in the operation or management of the Business (the “Termination Date”), including as an owner, employee, partner, investor, or independent contractor, provided that nothing in this Section 3.2(i) shall prevent Optionee from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Optionee has no other involvement with the issuer of such securities;
(ii) Induce or assist in the inducement of any employee or independent contractor, including sales representatives or agents, to terminate or otherwise limit their relationship with the Company Group; or
(iii) Solicit any customer or potential customer of the Company Group with respect to the Business. For purposes of this Section 3.2(iii), a customer means any individual or entity to

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which the Company Group sold products or services within the twenty-four (24) month period immediately preceding the Termination Date. For purposes of this Section 3.2(iii), potential customer means any individual or entity to which the Company Group solicited in writing within the twelve (12) month period that immediately preceded the Termination Date.
3.3. Non-Disparagement. At no time shall Optionee, directly or indirectly, make (or cause to be made) to any person any disparaging, derogatory or other negative or false statement about or with respect to the Company Group (including its products, services, policies, practices, operations, employees, sales representatives, agents, officers, members, managers, partners or directors).
3.4. Patents, Copyrights, Trademarks and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company Group’s business (whether or not patentable), discovered, developed, or learned by Optionee during his or her employment with the Company Group are the sole and absolute property of the Company Group and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company Group is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Optionee will fully assist the Company Group, at the Company Group’s cost and expense, to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software. Optionee has been notified by the Company Group and understands that the foregoing provisions of this Section 3.4 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company Group was used and which was developed entirely on Optionee’s own time, unless the invention: (i) relates directly to the business of the Company Group; (ii) relates directly to the Company Group’s actual or demonstrably anticipated research and development, or (iii) results from any work performed by Optionee for the Company Group.
3.5. Protected Rights. Nothing contained in this Agreement or otherwise limits Optionee’s ability to report possible violations of law or regulation to, or file a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). This Agreement does not limit Optionee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this Agreement shall limit Optionee’s ability under applicable U.S. federal law to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
3.6. Scope of Covenants. Participant hereby acknowledges and agrees that the covenants and the territorial, time, activity and other limitations set forth in this Section 3 (or the lack thereof, as the case may be) are commercially reasonable and are properly required to protect the Company Group and its members’ respective businesses. If any such territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable or otherwise unenforceable by a court or other tribunal or competent jurisdiction, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period, scope of

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activity or other limitation as said court or other tribunal shall deem reasonable and enforceable under the circumstances. Also, if any member of the Company Group seeks partial enforcement of this Section 3 as to only a territory, time, scope of activity or other limitation that is reasonable, then such member of the Company Group shall be entitled to such reasonable partial enforcement. If such reduction or (if any member of the Company Group seeks partial enforcement) such partial enforcement is not possible, or if a court or other tribunal of competent jurisdiction declines for any or no reason to grant such reduction or partial enforcement, as applicable, then the unenforceable provision or portion thereof shall be severed as provided in Section 5.4, without affecting the remaining provisions of this Agreement.
3.7. Tolling. The period of time in which Optionee is required to act, or refrain from acting, pursuant to this Section 3 shall be tolled (shall not run) for so long as Optionee is in breach of any of Optionee’s obligations hereunder.
3.8. Business. For purposes of this Section 3, “Business” shall mean the business activities conducted by or planned to be undertaken by the Company Group while Optionee is a holder of any Common Stock acquired pursuant to the exercise of this Option or while Optionee is employed by the Company Group, including any business involving the design, engineering, manufacture or sale of heat tracing systems (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, heat tracing system maintenance and any other products sold or services provided by the Company Group and the provision of related services.
4. Additional Terms and Conditions of Option.
4.1. Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.
4.2. Investment Representation. Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or

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delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.
4.3. Withholding Taxes. (a) As a condition precedent to the issuance of Common Stock upon exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.
(b) Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee or deducted from any amount then or thereafter payable by the Company to the Holder. No certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.
4.4. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee and in accordance with Section 409A of the Code. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being subject to the Option, the Company shall pay Optionee, in connection with the first exercise occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on such date over (B) the Exercise Price of the Option.
4.5. Change in Control. In the event of a Change in Control, the Option shall be subject to Section 5.8 of the Plan.
4.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or

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obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
4.7. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Section 4, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 4.3.
4.8. Option Confers No Rights as Stockholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a stockholder of record with respect to such issued shares. Optionee shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.
4.9. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time.
5. Miscellaneous Provisions.
5.1.  Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.
5.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.
5.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Thermon Group Holdings, Inc., Attn. General Counsel, 7171 Southwest Parkway, Building 300 Suite 200, Austin, Texas 78735, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
5.4. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

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5.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
5.6. Personal Information. The Company may utilize a third party system to administer its equity awards. Holder hereby consents to the Company transmitting Holder’s personal information, including but not limited to name, date of birth, address, social security number or tax or other identification number for the purpose of facilitating the administration of its equity award program and to create a stock plan brokerage account on behalf of Holder to receive the deposit of shares in settlement of the Award. The Company currently utilizes E*TRADE for equity administration purposes, but may change providers at its sole discretion.
5.7. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
5.8. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. Optionee hereby acknowledges receipt of a copy of the Plan, and by signing and returning the Award Notice to the Company, at the address stated herein, he or she agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.